EXHIBIT 2C

AMENDMENT NO. 1 TO BYLAWS

OF

LEGION WORKS, INC.

The Bylaws of Legion Works, Inc. (the “Bylaws”), are hereby amended as follows:

The subsection entitled “Restrictions on Transfers of Shares” under “CERTIFICATES OF STOCK” is deleted in its entirety.

Except as herein amended, the provisions of the bylaws shall remain in full force and effect.

CERTIFICATE BY SECRETARY OF ADOPTION BY BOARD

The undersigned hereby certifies that the undersigned is the duly elected, qualified, and acting Secretary of Legion Works, Inc., a Delaware corporation (the “Corporation”), and that the foregoing Amendment No. 1 to Bylaws was adopted by written consent of a majority of the Board of Directors of the Corporation.

Executed on January 6, 2021.	/s/ Ryan Bettencourt
Ryan Bettencourt, Secretary